Exhibit 7

U.S. Bank National Association

Statement of Financial Condition

As of 9/30/2003

($000’s)

9/30/2003

Assets
Cash and Due From Depository Institutions	$9,363,408
Federal Reserve Stock	0
Securities	34,719,100
Federal Funds	2,322,794
Loans & Lease Financing Receivables	118,943,010
Fixed Assets	1,915,381
Intangible Assets	9,648,952
Other Assets	9,551,844

Total Assets	$186,464,489

Liabilities
Deposits	$122,910,311
Fed Funds	6,285,092
Treasury Demand Notes	3,226,368
Trading Liabilities	246,528
Other Borrowed Money	21,879,472
Acceptances	145,666
Subordinated Notes and Debentures	6,148,678
Other Liabilities	5,383,119

Total Liabilities	$166,225,234

Equity
Minority Interest in Subsidiaries	$1,003,166
Common and Preferred Stock	18,200
Surplus	11,676,398
Undivided Profits	7,541,491

Total Equity Capital	$20,239,255

Total Liabilities and Equity Capital	$186,464,489

To the best of the undersigned’s determination, as of the date hereof, the above financial information is true and correct.

U.S. Bank National Association

By:	/s/ Lori-Anne Rosenberg

Assistant Vice President

Date: February 20, 2004

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